Exhibit 3.1.3

State of Delaware Secretary of State Division of Corporations Delivered 11:19 AM 05/04/2012 FILED 11:09 AM 05/04/2012 SRV 120510726 - 4175693 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MARRONE BIO INNOVATIONS, INC.

Marrone Bio Innovations, Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

1. The Board of Directors of the Corporation adopted resolutions by written consent effective April 12, 2012 setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and authorizing and directing the officers of the Corporation to solicit the consent of the stockholders of the Corporation for consideration thereof The resolutions setting forth said amendment are as follows:

RESOLVED, that the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company to increase by 600,000 shares the authorized number of shares of the Company’s Common Stock, to increase by 600,000 shares the authorized number of shares of the Company’s Preferred Stock and to increase by 600,000 shares the a number of shares of the Company’s Preferred Stock designated as Series C Preferred Stock;

RESOLVED FURTHER, that Clause A of Article IV of the Company’s Certificate of Incorporation be amended to read in its entirety as follows:

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 68,290,392 shares, 40,600,000 shares of which shall be Common Stock (the “Common Stock”) and 27,690,392 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.00001 per share and the Common Stock shall have a par value of $0.00001 per share.

RESOLVED FURTHER, that Clause C of Article IV of the Company’s Certificate of Incorporation be amended to read in its entirety as follows:

C. 4,673,827 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), 7,066,565 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”) and 15,950,000 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred” and collectively with the Series A Preferred and Series B Preferred, the “Series Preferred”).

*        *        *

2. Thereafter, the necessary number of shares of the Corporation’s capital stock as required by Section 228 of the General Corporation Law of the State of Delaware consented by written consent in lieu of a meeting in favor of the amendment.

3. Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: May 03, 2012	MARRONE BIO INNOVATIONS, INC.

By:

Pamela Marrone, President